Exhibit 4.6

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the terms of our common stock and preferred stock, certain provisions of the Delaware General Corporation Law (“DGCL”), and provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which are qualified in their entirety by reference to the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are issued or outstanding. All shares of our capital stock have been issued in uncertificated form.

As of September 30, 2023, there were 106,596,188 shares of our common stock and 500,000 shares of Series A Preferred Stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, subject to certain limitations. The holders of our common stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution or winding up or the sale of all or substantially all of our assets and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive our remaining assets available for distribution on a pro rata basis. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The common stock is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the New York Stock Exchange (“NYSE”), the authorized shares of preferred stock will be available for issuance without further action by you. Our Board of Directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

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the designation of the series;
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the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
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the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
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whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
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the dates at which dividends, if any, will be payable;
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the redemption rights and price or prices, if any, for shares of the series;
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the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
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the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
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whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
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restrictions on the issuance of shares of the same series or of any other class or series; and
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the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Series A Preferred Stock

In August 2023, we filed a certificate of designations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware, establishing the voting rights, powers,

preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, with respect to our Series A Preferred Stock as summarized below:

Ranking. The Series A Preferred Stock ranks senior to the shares of our common stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company.

Liquidation Preference. The Series A Preferred Stock has a liquidation preference of $1,000.00 per share, as may be increased for any Compounded Dividends (as defined below), from time to time (the “Liquidation Preference”).

Dividend Rights. Holders of the Series A Preferred Stock are entitled to a dividend at the rate of 7.0% per annum, accruing daily and payable quarterly in arrears, as set forth in the Certificate of Designations. If we do not declare and pay a cash dividend on the Series A Preferred Stock on any dividend payment date, any such accumulated and unpaid dividends on a share of the Series A Preferred Stock with respect to such dividend accrual period (“Compounded Dividends”) will (whether or not earned or declared) become part of the Liquidation Preference of such share of the Series A Preferred Stock as of the applicable dividend payment date. Any Compounded Dividends that remain unpaid as of any determination date shall increase the liquidation preference in accordance with the description of “Liquidation Preference” set forth above. With respect to any dividend payment date where we do not pay in cash all dividends that accumulated during the relevant dividend payment period, the proportion of any Compounded Dividend to dividend in respect of any holder of Series A Preferred Stock (the “Compounded Dividend Ratio”) shall be the same as the Compounded Dividend Ratio with respect to each dividend paid to each other holder of Series A Preferred Stock that is entitled to a dividend on such dividend payment date.

Conversion. The Series A Preferred Stock shall become convertible, in whole or in part (provided, that no right of conversion may be exercised by a holder of Series A Preferred Stock in respect of fewer than 1,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such holder)), at any time at the option of the holders thereof, into shares of common stock at an initial conversion price of approximately $9.44 per share of Series A Preferred Stock (the “Initial Conversion Price”), and an initial conversion rate of 105.9322 shares of common stock per share of Series A Preferred Stock, subject to certain anti-dilution adjustments, as set forth in the Certificate of Designations. So long as a shelf registration statement with respect to the common stock into which the Series A Convertible Preferred is convertible is in effect, at any time after August 28, 2026, if (A) the common stock volume weighted average price (the “VWAP”) exceeds 200% of the Initial Conversion Price per share, as may be adjusted pursuant to the Certificate of Designations (the “Mandatory Conversion Price”), for at least 20 trading days in any period of 30 consecutive trading days and (B) either (x) the common stock VWAP is greater than the Mandatory Conversion Price on the trading day immediately prior to the date the company sends the applicable notice of mandatory conversion or (y) the company has not filed a press release or report under the Securities Exchange Act of 1934, as amended, between the last trading day in such 30 day trading period where the common stock VWAP is greater than the Mandatory Conversion Price and the date the company sends the applicable notice of mandatory conversion, then the company may elect to convert all or any portion of the Series A Preferred Stock into the relevant number of shares of common stock together, if applicable, with cash in lieu of any fraction share of common stock. Pursuant to the terms of the Certificate of Designations, in no event shall the Series A Preferred Stock (A) be convertible into common stock in a manner that would result in Birch-OR Equity Holdings, LLC and Birch Equity Holdings, LP (collectively, the “Investors”) or any permitted transferee of the Investors holding the Series A Preferred Stock or the common stock (collectively, the “Investor Parties”) and their affiliates holding more than 49% (together with any shares of common stock held by the Investors and their affiliates) of the then issued and outstanding common stock or (B) have voting rights in excess of 49% (together with any shares of common stock held by the Investor Parties and their affiliates) of the then issued and outstanding common stock, on an as-converted basis (the “Conversion Limitation”).

Company Redemption. At any time following August 28, 2027, the company may redeem ratably, in whole (or, so long as the company reasonably determines in good faith (taking into account solely the holders’ ownership of the Series A Preferred Shares and ownership of any common stock received in connection with the conversion of such Series A Preferred Shares) that such partial redemption of Series A Preferred Stock will be treated as a sale or exchange for United States federal income tax purposes pursuant to Section 302(b) of the Internal Revenue Code of 1986, in part), the shares of Series A Preferred Stock of any holder outstanding at such time at a redemption price per share of Series A Preferred Stock equal to the following: (A) if the applicable redemption date is on or after August 28, 2027 and before August 28, 2028, the greater of (1) the product of (x) the sum of (I) the Liquidation Preference of such share of Series A Preferred Stock to be redeemed, plus (II) the accrued dividends in respect of such share of Series A Preferred Stock to be redeemed as of the applicable redemption date, multiplied by (y) 105% and (2) the average of the common stock VWAP for each of the 10 consecutive full trading days ending on, and including, the trading day immediately preceding such day of measurement, adjusted pursuant to the Certificate of Designations (the “Current Market Price”), as of such redemption date, of the common stock into which such shares of Series A Preferred Stock could be converted on an as converted basis (without regard to any limitations on conversions set forth in the Certificate of Designations); (B) if the applicable redemption date is on or after August 28, 2028 and before August 28, 2029, the greater of the product of (x) the sum of (I) the Liquidation Preference of such share of Series A Preferred Stock to be redeemed, plus (II) the accrued dividends in respect of such share of Series A Preferred Stock to be redeemed as of the applicable redemption date, multiplied by (y) 103% and (2) the Current Market Price, as of such redemption date, of the common stock into which such shares of Series A Preferred Stock could be converted on an as converted basis (without regard to any limitations on conversions set forth in the Certificate of Designations); and (C) if the applicable redemption date is on or after August 28, 2029, the greater of (1) the product of (x) the sum of (I) the Liquidation Preference of such share of Series A Preferred Stock to be redeemed, plus (II) the accrued dividends in respect of such share of Series A Preferred Stock to be redeemed as of the applicable redemption date, multiplied by (y) 100% and the Current Market Price, as of such redemption date, of the common stock into which such shares of Series A Preferred Stock could be converted on an as converted basis (without regard to any limitations on conversions set forth in the Certificate of Designations) (such price, the “Redemption Price”).

Voting. The Series A Preferred Stock will vote together with the Common Stock on an as-converted basis (subject to the Conversion Limitation). Additionally, holders of the Series A

Preferred Stock will be entitled to a separate class vote with respect to, among other things, the election of directors that the holders of the Series A Preferred Stock are entitled to designate under the Certificate of Designations, amendments to the company’s organizational documents that have an adverse effect on the Series A Preferred Stock, authorizations or issuances by the company of securities that are senior to, or equal in priority with, the Series A Preferred Stock, increases or decreases in the number of authorized shares of Series A Preferred Stock, certain mergers or consolidations of the company with any other person and certain restricted acquisitions. To the extent the Conversion Limitation on voting is applicable, each holder’s voting rights will be cut back on a pro rata basis in order to comply with such Conversion Limitation.

Change of Control. Upon certain change of control events involving the company, the holders of the Series A Preferred Stock may, at such holder’s election, convert all or a portion of its shares of Series A Preferred Stock into shares of common stock at the then-current conversion price; provided that if a holder of the Series A Preferred Stock does not make such an election with respect to all of its shares of Series A Preferred Stock, the company shall redeem all of such holder’s shares of Series A Preferred Stock that have not been so converted at a purchase price per share of Series A Preferred Stock, payable in cash, equal to the greater of (A) the sum of (x) the Liquidation Preference of such share of Series A Preferred Stock, plus (y) the accrued dividends in respect of such share of Series A Preferred Stock as of the applicable change of control purchase date and (B) the amount of cash and the fair market value of any other property that such holder would have received if such holder had converted such share of Series A Preferred Stock into common stock immediately prior to the change of control (without regard to any limitations on conversions set forth in the Certificate of Designations) (the greater of (A) and (B), the “Change of Control Redemption Price”); provided that the Company shall only be required to pay the Change of Control Redemption Price to the extent such purchase can be made out of funds legally available therefor in accordance with Certificate of Designations.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the company, the holders of Series A Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the company may be made to or set aside for the holders of any stock junior to the Series A Preferred Stock, and subject to the rights of the holders of any stock senior to the Series A Preferred Stock or holders of stock on a parity basis with the Series A Preferred Stock and the rights of the company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the sum of (A) the Liquidation Preference plus (B) the accrued dividends with respect to such share of Series A Preferred Stock as of the date of such distribution and (ii) the amount such holders would have received had such holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the company, converted such shares of Series A Preferred Stock into common stock (without regard for the Conversion Limitations).

Preemption. Pursuant to the investment agreement, dated August 28, 2023, by any among the company and the Investors (the “Investment Agreement”), so long as the Investors or their affiliates beneficially own at least 60% of the shares of Series A Preferred Stock and/or common stock owned by the Investors and their affiliates immediately following August 28, 2023, if the company makes any public or non-public offering of any capital stock of, or other equity or voting interests in, or equity-linked securities of, the company or any securities that are convertible or exchangeable into (or exercisable for) capital stock of, or other equity or voting interests in, or equity-linked securities of, the company (collectively “Equity Securities”) (other than (1) issuances of Equity Securities to directors, officers, employees, consultants or other agents of the company, (2) issuances of Equity Securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, program or agreement, (3) issuances made as consideration for any acquisition (by sale, merger in which the company is the surviving corporation, or otherwise) by the company of equity in, or assets of, another person, business unit, division or business, (4) issuances of any securities issued as a result of a stock split, stock dividend, reclassification or reorganization or similar event, (5) the issuances of shares of equity securities in connection with a bona fide strategic partnership or commercial arrangement with a person that is not an affiliate of the company or any of its subsidiaries (other than (x) any such strategic partnership or commercial arrangement with a private equity firm or similar financial institution or (y) an issuance the primary purpose of which is the provision of financing), (6) securities issued pursuant to the conversion, exercise or exchange of Series A Preferred Stock issued to the Investor Parties and (7) shares of a subsidiary of the company issued to the company or a wholly owned subsidiary of the company), subject to certain exceptions, each Investor Party shall be afforded the opportunity to acquire from the company a number of new securities determined by multiplying (1) the total number of such offered shares of new securities by (2) a fraction, the numerator of which is the number of shares of Series A Preferred Stock and/or shares of common stock (in the aggregate and on an as converted basis) held by such Investor Party, as of such date, and the denominator of which is the aggregate number of shares of common stock held by all stockholders of the company (on an as converted basis) outstanding as of such date.

No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend is subject to the discretion of our Board of Directors. The time and amount of dividends is dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our Board of Directors may consider relevant.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an antitakeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which apply so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

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prior to such time, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
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at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that KKR Brightview Aggregator (“KKR”) and its affiliates and any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies

Subject to the rights granted to KKR and its affiliates under the stockholders agreement entered into in connection with our initial public offering (the “Stockholders Agreement”) and the Investors under the Investment Agreement, our amended and restated certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when KKR and its affiliates beneficially owns, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, directors may be removed with or without cause, only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our amended and restated certificate of incorporation and our amended and restated bylaws provide that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted to KKR under the Stockholders Agreement, any vacancies on our Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when KKR and its affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the Board of Directors or the chairman of the Board of Directors; provided, however, that KKR and its affiliates are permitted to call special meetings of our stockholders for so long as they hold, in the aggregate, at least 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These notice requirements do not apply to KKR and its affiliates for as long as the Stockholders Agreement is in effect and/or the KKR and its affiliates hold, in the aggregate, at least 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors.

Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions do not apply to KKR and its affiliates for as long as the stockholders agreement is in effect and/or KKR and its affiliates hold, in the aggregate, at least 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation precludes stockholder action by written consent once KKR and its affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors.

Supermajority Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our amended and restated bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. For as long as KKR and its affiliates own, in the aggregate, at least 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, rescission or repeal of our amended and restated bylaws by our stockholders requires the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote thereon, voting together as a single class. At any time when KKR and its affiliates beneficially own, in the aggregate, less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, any amendment, alteration, change, addition, rescission or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our amended and restated certificate of incorporation provides that once KKR and its affiliates own less than 40% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class:

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the provision requiring a 66 2/3% supermajority vote for stockholders to amend our amended and restated bylaws;
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the provisions regarding resignation and removal of directors;
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the provisions regarding competition and corporate opportunities;
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the provisions regarding entering into business combinations with interested stockholders;
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the provisions regarding stockholder action by written consent;
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the provisions regarding calling special meetings of stockholders;
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the provisions regarding filling vacancies on our Board of Directors and newly created directorships;
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the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and
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the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Because our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers, delaying, or preventing changes in control of our management or our company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of our company to the Company or our stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Our amended and restated certificate of incorporation further provides that, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the United States federal securities laws. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Subject to the Stockholders Agreement and the second amended and restated limited partnership agreement of BrightView Parent L.P., which agreement preserves certain rights of certain of our stockholders, our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of KKR or any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that KKR or any of its affiliates or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws provide that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We have entered into indemnification agreements with our directors and certain officers, which agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series A Preferred Stock is Equiniti Trust Company, LLC.

Listing

Our common stock is listed on the NYSE under the symbol “BV.” We do not anticipate listing our Series A Preferred Stock.